Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LMF ACQUISITION OPPORTUNITIES, INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	(3)	8,630,000	(1)(2)	$0.000333	$2,873.79	(3)	0.0000927	$0.27
Total Offering Amounts						—	$2,873.79		—	$0.27
Total Fee Offsets						—	—		—	$—
Net Fee Due						—	—		—	$0.27

(1)

The number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of LMF Acquisition Opportunities, Inc. (“LMAO”) being registered represents (i) up to 7,910,000 shares of Common Stock that will be issued to the equityholders of SeaStar Medical, Inc. (“SeaStar Medical”) in connection with the Business Combination as defined and described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”); and (ii) up to 711,000 shares of Common Stock reserved for issuance upon the exercise of options or warrants to purchase SeaStar Medical common stock or settlement of restricted stock units for SeaStar Medical common stock outstanding, which will convert into options or warrants to purchase Common Stock or restricted stock units for Common Stock in accordance with the terms of the Merger Agreement described herein.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. SeaStar Medical is a private company, no market exists for its securities, and SeaStar Medical has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of SeaStar Medical shares is one-third of the aggregate par value of the SeaStar Medical shares expected to be exchanged in the Business Combination.